Exhibit A

Dale Jarrett Racing Adventure, Inc.

Articles of Amendment and Restatement


































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Dale Jarrett Racing Adventure, Inc.

Articles of Amendment and Restatement


         Pursuant to the applicable provisions of the Florida Statutes, Dale Jarrett Racing Adventure, Inc., a Florida corporation, does hereby amend and restate its Articles of Incorporation, as amended.

         1. The name of the corporation whose Articles of Incorporation, as amended, are being amended and restated by these Articles of Amendment and Restatement is Dale Jarrett Racing Adventure, Inc., a Florida corporation.

         2. The Amended and Restated Articles of Incorporation of Dale Jarrett Racing Adventure, Inc., a Florida corporation, shall read as follows:



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Amended and Restated Articles of Incorporation
of
Dale Jarrett Racing Adventure, Inc.

         The undersigned does hereby make, subscribe and file these Amended and Restated Articles of Incorporation:


ARTICLE I

Corporate Name

         The name of this corporation is: Dale Jarrett Racing Adventure, Inc.


ARTICLE II

Capital Stock

         The total number of shares of capital stock which this corporation shall have the authority to issue is Two Hundred Five Million (205,000,000) shares, consisting of Five Million (5,000,000) shares of Preferred Stock having a par value of $.0001 per share and Two Hundred Million (200,000,000) shares of Common Stock having a par value of $.0001 per share.

         The Board of Directors of this corporation is authorized, subject to the limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in series and, by filing articles of amendment pursuant to the applicable law of the State of Florida, to establish from time to time the number of shares of Preferred Stock to be included in each such series and to determine and fix the designations, powers, preferences and rights of the shares of each such series (including without limitation the voting rights, dividend rights and preferences, liquidation rights and preferences, and conversion rights, if any, thereof) and the qualifications, limitations and restrictions thereof.

         All shares of Common Stock shall be identical with each other in every respect, and the holders thereof shall be entitled to one vote for each share of Common Stock upon all matters upon which the shareholders have the right to vote.

         The holders of record of any outstanding shares of Preferred Stock shall be entitled to dividends if, when and as declared by the Board of Directors of the corporation, at such rate per share, if any, and at such time and in such manner, as shall be determined and fixed by the Board of Directors of the corporation in the articles of amendment authorizing the series of Preferred Stock of which such shares are a part. No dividends shall be declared and paid, or declared and set aside for payment, on the shares of Common Stock unless and until all dividends, current and accumulated, if any,



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accrued on the outstanding shares of Preferred Stock shall be declared and paid or a sufficient amount shall have been set aside for the payment thereof.

         In the event of any voluntary or involuntary liquidation, dissolution or winding up of the corporation, the holders of record of the outstanding shares of Preferred Stock shall be entitled to receive such amount, if any, for each share of Preferred Stock, as the Board of Directors of the corporation shall determine and fix in the articles of amendment authorizing the series of Preferred Stock of which such shares of Preferred Stock are a part, and no more. If the assets of the corporation shall not be sufficient to pay to all holders of Preferred Stock the amounts to which they would be entitled in the event of a voluntary or involuntary liquidation, dissolution or winding up of the corporation, then the holders of record of each series of Preferred Stock which is entitled to share in the assets of the corporation in any such event shall be entitled to share in the assets of the corporation to the extent, if any, and in the manner, determined by the Board of Directors of the corporation in the articles of amendment authorizing the series of Preferred Stock of which such shares are a part, and no more, and, in any such case, the holders of record of shares of Preferred Stock of the same series shall be entitled to share ratably in accordance with the number of shares of Preferred Stock of the series so held of record by them to the extent, if any, that the series is entitled to share in the assets of the corporation in such event. No payment shall be made to the holders of shares of Common Stock of the corporation in the event of the voluntary or involuntary liquidation, dissolution or winding up of the corporation unless the holders of record of shares of Preferred Stock shall have been paid the full amount to which they shall be entitled in such event or unless a sufficient amount shall have been set aside for such payment.

         Upon the effectiveness of any "combination," as such term is defined in Section 607.10025(1) of the Florida Business Corporation Act, the authorized shares of the classes or series affected by the combination shall not be reduced or otherwise affected by the percentage by which the issued shares of such class or series were reduced as a result of the combination.


ARTICLE III

Board of Directors

         The business and affairs of the corporation shall be managed by or under the direction of a Board of Directors consisting of not less than one nor more than fifteen persons. The exact number of directors within the minimum and maximum limitations specified in the preceding sentence shall be fixed from time to time by the Board of Directors pursuant to a resolution adopted by a majority of the entire Board of Directors.


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         As of the effective date of these Amended and Restated Articles of Incorporation (the "Effective Date"), the directors of the Corporation shall be classified, with respect to the time for which they severally hold office, into three classes, Class I, Class II and Class III, each of which shall be as nearly equal in number as possible. Each initial director in Class I shall hold office for a term expiring at the first annual meeting of the shareholders after the Effective Date; each initial director in Class II shall hold office for a term expiring at the second annual meeting of the shareholders after the Effective Date; and each initial director in Class III shall hold office for a term expiring at the third annual meeting of the shareholders after the Effective Date. Notwithstanding the foregoing provisions of this Article III, each director shall serve until such director's successor is duly elected and qualified or until such director's earlier death, resignation or removal. At each annual meeting of the shareholders, each successor to the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of the shareholders held in the third year following the year of his election and until his respective successor shall have been duly elected and qualified or until such director's earlier death, resignation or removal.

         Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled by a majority vote of the directors then in office, and the directors so chosen shall hold office for a term expiring at the next Annual Meeting of Shareholders. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

         Subject to the rights of the holders of any series of Preferred Stock then outstanding, any director, or the entire Board of Directors, may be removed from office at any time, with or without cause, but only by the affirmative vote of the holders of not less than a majority of the voting power of all of the shares of the corporation entitled to vote for the election of directors.

         Any action with respect to the election or removal of directors required or permitted to be taken by the shareholders of this corporation shall be effected at a duly called Annual or Special
Meeting of the shareholders of this corporation, and no such action may be effected by a consent in writing of such shareholders.


ARTICLE IV

Indemnification

         This corporation shall indemnify and hold harmless each and every one of its directors, officers, employees, attorneys and agents to the fullest extent permitted by the laws of the State of Florida.

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ARTICLE V

Amendment

         The corporation reserves the right to amend, alter, change or repeal any provision contained in these Amended and Restated Articles of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred on the shareholders of the corporation hereunder are granted subject to this reservation. These Amended and Restated Articles of Incorporation may be amended in the manner provided by law.


         3. The foregoing Amended and Restated Articles of Incorporation of Dale Jarrett Racing Adventure, Inc., a Florida corporation, shall supercede the Articles of Incorporation of Dale Jarrett Racing
Adventure, Inc. and all amendments thereto.

         4. These Articles of Amendment and Restatement of Dale Jarrett Racing Adventure, Inc., a Florida corporation, were required to be approved by the Board of Directors and the shareholders of the corporation. These Articles of Amendment and Restatement were duly adopted by the unanimous vote of all of the members of the Board of Directors of Dale Jarrett Racing Adventure, Inc., a Florida corporation, at a telephonic meeting thereof duly called and held on September 5, 2008 and by the vote of the holders of more than a majority of the shares of Common Stock of Dale Jarrett Racing
Adventure, Inc., a Florida corporation, present in person or by proxy at a meeting of the shareholders of the corporation duly called and held on October __, 2008 and at which a quorum was present.

         5. The only voting group entitled to vote on the amendments contained in these Articles of Amendment and Restatement was the holders of shares of Common Stock of Dale Jarrett Racing Adventure, Inc., a Florida corporation. The number of votes cast in favor of such amendment by the members of such voting group was sufficient for approval by that voting group.


        IN WITNESS WHEREOF, the corporation, by and through its undersigned director and officer thereunto duly authorized, has executed these Articles of Amendment and Restatement on October __, 2008.


Dale Jarrett Racing Adventure, Inc.


By:  /s/Timothy B. Shannon
     ----------------------------
     Timothy B. Shannon, President